TIEDEMANN WEALTH MANAGEMENT, LLC

CODE OF ETHICS

JANUARY 2011

TABLE OF CONTENTS

1.		INTRODUCTION	1
2.		DEFINITIONS	1
3.		GENERAL STANDARDS	2
4.		INSIDER TRADING	2
	A.	Who is an Insider?	3
	B.	What is Material Information?	3
	C.	What is Nonpublic Information?	3
	D.	Tender Offers	3
	E.	Basis for Liability	3
		Fiduciary Duty Theory	3
		Misappropriation Theory	3
		Penalties for Insider Trading	4
	F.	Preventing Insider Trading	4
		Identifying Insider Information	4
		Is the Information Material?	4
		Is the Information Nonpublic?	4
		Personal Securities Transactions	4
		Restricting Access to Material Nonpublic Information	4
		Resolving Issues Concerning Insider Trading	4
5.		PERSONAL INVESTING POLICIES AND PROCEDURES	4
	A.	Restrictions	4
		General	4
		Reportable Securities – Purchases and Sales:	4
		Preclearance	4
		Private Placements, Limited Offerings and IPOs	4
	B.	Exceptions From Reporting Provisions	5
	C.	Reporting	5
		Duplicate Copies of Broker's Confirmations and Account Statements	5
		Initial and Annual Statement of Securities Holdings	5
		New Accounts	5
		Quarterly Statement of Securities Transactions	5

TABLE OF CONTENTS

	D.	Transactions Subject to Review	5
6.		RECORDKEEPING	5
7.		OVERSIGHT OF CODE OF ETHICS	6
	A.	Acknowledgment	6
	B.	Distribution	6
	C.	Review of Transactions	6
	D.	Sanctions	6
	E.	Third Party Reports	6
	F.	Authority to Lift Prohibitions or Exempt Transactions	6
	G.	Disclosure	6
	H.	Suspected Violations	6
8.		CONFIDENTIALITY	6

END OF TABLE OF CONTENTS

1.	INTRODUCTION

This Code of Ethics (“Code”) has been adopted by Tiedemann Wealth Management, LLC (“TWM”) in recognition of its fiduciary duty to its clients and desire to maintain high ethical standards. The Code’s purpose is to alert persons associated with TWM of their responsibilities with respect to transactions which involve the possession of material, non-public information and the existence of possible conflicts of interest.  High ethical standards are essential for TWM’s success and to maintain the confidence of TWM clients.  TWM’s business interests and the provisions of this Code are based on adherence to the following:

•	TWM personnel must place the interests of clients first;

•	TWM personnel must act honestly and fairly in all respects in dealings with clients;

•	TWM personnel must comply with applicable laws and regulations governing their activities; and

•	TWM personnel must conduct securities transactions consistent with this Code to avoid actual or perceived conflicts of interest or abuse of an individual’s position of trust and responsibility.

Adherence to this Code is a condition of employment with TWM.  Every person subject to this Code must read, acknowledge, retain and comply with this Code.  If you question the propriety of any activity, or have questions, consult with TWM’s CCO.

2.	DEFINITIONS

1.
Access Person means (i) any partner, officer, director, manager, member or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser and (ii) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

2.	TWM means Tiedemann Wealth Management, LLC.

3.	Client includes all clients of, and investment funds managed or advised by, TWM.

4.	CCO means TWM’s Chief Compliance Officer.

5.	Employee means each employee of TWM.

6.
Beneficial ownership includes direct or indirect ownership of an asset.  Indirect ownership includes any contract, arrangement, relationship or otherwise, wherein a person has or shares a direct or indirect financial interest in an asset other than the receipt of an advisory fee.

7.	Personal Account means any account which can hold a security wherein an Employee has any beneficial ownership. A Personal Account includes an account maintained by or for:

•	An Employee's spouse (other than a legally separated spouse) and minor children;

•	Any immediate family members who live in the Employee’s household;

•
Any persons to whom the Employee provides primary financial support and either (i) whose financial affairs the Employee controls, or (ii) for whom the Employee provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Employee has a 25% or greater beneficial interest, or in which the Employee exercises effective control.

8.
Reportable Security means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, exchange traded funds, closed-ended registered funds, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

a.	The term “Reportable Security” does not include:

i.	Direct obligations of the Government of the United States;

ii.	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

iii.	Shares issued by open-ended registered funds other than those whose adviser or principal underwriter controls TWM, is controlled by TWM, or is under common control with TWM.

3.	GENERAL STANDARDS

All persons subject to the Code must specifically comply with the applicable provisions of the Investment Advisers Act of 1940, as amended (“Advisers Act”) and the Investment Company Act of 1940, as amended (“1940 Act”), and other applicable federal securities laws.  No person subject to the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by any client of TWM, shall:

•	employ any device, scheme or artifice to defraud any Client;
•
make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading or in any way mislead the Client regarding a material fact

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Client;
•	engage in any manipulative practice with respect to any Client;
•	engage in any transaction in a security while in possession of material nonpublic information regarding the security or the issuer of the security; or

Persons covered by this Code must adhere to its general principles as well as comply with the Code’s specific provisions. Technical compliance with the procedures does not automatically insulate from scrutiny trades which show patterns of abuse of a fiduciary duties to Clients.  In addition, a violation of the general principles of the Code may constitute a punishable violation of the Code.

4.	INSIDER TRADING

TWM forbids trading, personally or on behalf of others or Clients, on the basis of material nonpublic information.  TWM also forbids communicating material nonpublic information in violation of the law.  These prohibitions apply to all TWM personnel and include activities outside TWM.

The term “insider trading” generally refers to the use of material nonpublic information as a basis to trade in securities (whether or not one is an “insider”) or the communication of material nonpublic information. While insider trading laws are not static, they generally prohibit:

•	trading by an insider in possession of material nonpublic information;

•	trading by a non-insider in possession of material nonpublic information, where the information was disclosed in violation of a duty to keep it confidential or, was misappropriated; or

•	communicating material nonpublic information to others.

A.	Who is an Insider?

The term “Insider” includes officers, directors and employees of a company.  A person can also be a “temporary insider” if there is a confidential relationship with the person and the person is given access to information solely for the company’s purposes.  A temporary insider can include a company’s attorneys, accountants, consultants, lending officers, creditors committee members, and the employees of such organizations.  TWM may become a temporary insider if it advises or performs other services for a company.

B.	What is Material Information?

Trading on insider information is not prohibited unless the information is material.  “Material information” is information for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or the information is reasonably certain to have a substantial effect on the price of a company’s securities.  Information that should be considered material includes: dividend changes, earnings estimates, changes in earnings estimates, mergers, acquisitions, proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

Material information does not have to relate to a company’s business.  In Carpenter v. U.S., the Supreme Court considered as material the information about the contents of newspaper columns expected to affect the market price of a security.  A Wall Street Journal reporter was held liable for disclosing the dates company reports would appear and whether the reports would be favorable.

C.	What is Nonpublic Information?

Information is nonpublic until it is effectively communicated to the market place.  One must point to some fact to show that the information is generally public.  For example, information in a report filed with the SEC, on Bloomberg, Dow Jones, The Wall Street Journal or other publications would be considered public.

D.	Tender Offers.

Tender offer activity often produces price gyrations in a target company's stock and trading during this period will likely attract regulatory attention.  Rules forbid trading and "tipping" while in possession of material, nonpublic information regarding a tender offer.  TWM personnel should exercise caution if they’re aware of nonpublic information relating to a tender offer.

E.	Basis for Liability.

Fiduciary Duty Theory  There is no general duty to disclose before trading on material, nonpublic information, but such a duty arises where there is a fiduciary relationship.  There must be a relationship between parties so one party has a right to expect the other will disclose material nonpublic information or refrain from trading.

There are two theories under which non-insiders acquire such fiduciary duties: they can enter a confidential relationship with a company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty as “tippees” if they are aware or should have been aware they were given confidential information by an insider who violated a fiduciary duty to the company’s shareholders.

In the “tippee” situation, a breach occurs only if the insider personally benefits, directly or indirectly, from the disclosure.  The benefit does not have to be pecuniary, but can be a gift, a reputational benefit, or even evidence of a relationship suggesting a benefit to both parties.

Misappropriation Theory.  Another basis for liability is the “misappropriation” theory where liability occurs for trading on material, nonpublic information that was stolen or misappropriated from a person in breach of a duty owed to the information source, by defrauding such person of the exclusive use of such information.  An attorney defrauded a client when he traded on knowledge of a tender offer.  The attorney’s knowledge was acquired while representing the company planning the offer.  Liability was based on the attorney’s deception of those who entrusted him with the information.  The misappropriation theory can therefore reach individuals not encompassed under the fiduciary duty theory.

Penalties for Insider Trading.  Penalties for insider trading are severe, both for individuals and their employers.  A person can be penalized even if he or she does not benefit from the violation.  Penalties can include things such as: civil injunctions; treble damages; disgorgement of profits; jail; fines, whether or not a person actually benefited;  fines to the employer or other controlling person; and dismissal or firing of the persons involved.

F.	Preventing Insider Trading.

Identifying Insider Information.  Before trading for yourself or others (including Clients) in the securities of a company about which you may have insider information, ask the following questions:

Is the Information Material? Is this information an investor would consider important in making an investment decisions?  Would the information substantially affect the market price of the securities if generally disclosed?

Is the Information Nonpublic? To whom has this information been provided?  Has the information been effectively communicated to the marketplace?  If you question whether the information is material and nonpublic, you should take the following steps:

•	Report the matter immediately to the CCO;

•	Do not purchase or sell the securities; and

•	Do not communicate the information inside or outside TWM, other than to the CCO.

After the CCO reviews the information or consulted with counsel, you will be instructed how to proceed.

Personal Securities Transactions.  All transactions allowed under this Code are subject to the insider trading policy.

Restricting Access to Material Nonpublic Information.  Except as provided above, material nonpublic information may not be communicated to anyone, including persons within TWM.  Also, ensure all information is secure.  Files and computers with material nonpublic information should be sealed and access restricted.

Resolving Issues Concerning Insider Trading. If doubt remains whether information is material or nonpublic, or about the propriety of an action, discuss it with the CCO before trading or communicating the information.

5.	PERSONAL INVESTING POLICIES AND PROCEDURES

A.	Restrictions.

General.   Each Access Person must ensure transactions in Personal Accounts are not subject to restrictions in this Code or prohibited by law.

Reportable Securities – Purchases and Sales:  Employees may purchase and sell exchange-traded funds and closed-ended funds in transactions of $5,000 or less without preclearance.  Purchases and sales of exchange-traded funds and closed-ended funds in transactions greater than $5,000 must be precleared by the CCO.  Purchases of other types of Reportable Securities are prohibited.  Sales of other types of Reportable Securities are permitted provided such sales are precleared by the CCO.  Short sales and new issues transactions are prohibited.

Preclearance.  For transactions requiring preapproval, employees must obtain the CCO’s written approval before selling Reportable Securities.  The CCO may approve a sale if it complies with this Code and is not adverse to Client interests.  The Preclearance Form (Attachment A) must be completed and submitted in advance of the sale.  Orders for pre-cleared transactions must be placed within 24 hours.

Private Placements, Limited Offerings and IPOs.  Access Persons may not acquire Beneficial Ownership in initial public offerings, private placements or limited offerings without the CCO’s prior approval.  The CCO may consider if the opportunity is best reserved for Clients and if it is offered to an Access Person solely by virtue of their position with TWM.  The Preclearance Form should be submitted to obtain prior approval for all acquisitions of initial public offerings, private placements or limited offerings except the private investment funds managed by TWM or its affiliates.

B.	Exceptions From Reporting Provisions.

The following are excepted from the reporting requirements:

•	Transactions that are non-volitional on the part of the Access Person;

•	Transactions in securities that are not Reportable Securities; and

•	Transactions effected in accounts over which the Access Person has no influence or control.

C.	Reporting.

Duplicate Copies of Broker's Confirmations and Account Statements.  Subject to the foregoing, employees must direct their brokers, custodians or persons managing a Personal Account to supply:

•	duplicate trade confirmations within 30 days after any transaction, or

•	periodic statements.

Initial and Annual Statement of Securities Holdings.  Within 10 days of becoming an Access Person and annually thereafter (as of December 31), Access Persons shall submit a holdings report.  The form of holdings report is attached hereto as Appendix A.

New Accounts.  On opening a Personal Account, Access Persons must submit written notification to the CCO.  Such notification must include the name of the broker, dealer or bank with whom the Access Person established the account, the date the account was established and the date the Access Person is submitting the notification.  The written notification must be received by the CCO no later than 30 days after the close of the calendar quarter in which the Personal Account was opened and can be included with a Quarterly Statement of Securities Transactions, discussed below.

Quarterly Statement of Securities Transactions.  As indicated above, employees must arrange for duplicate Personal Account statements or transaction confirmations to be sent directly to the CCO on at least a quarterly basis.  Access Persons other than employees may fulfill their reporting obligations hereunder by making similar arrangements.  Regardless of whether an Access Person is an employee, if transactions in Reportable Securities are not reported on such duplicate statements or transaction confirmations received by the CCO, those transactions must be reported at least quarterly to the CCO no later than 30 days after the end of a quarter.

At a minimum, account statements, confirmations or quarterly statement must contain:

•
The date of any transactions, the title, and as applicable the exchange, ticker symbol or CUSIP number, interest rate and maturity date (if applicable) , number of shares, and principal amount of each reportable security involved;

•	the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);
•	the price of the security at which the transaction was effected;
•	the name of the broker, dealer, or bank with or through which the transaction was effected; and
•	the date the access person submits the report.

D.	Transactions Subject to Review.

Securities transactions reported on confirmations, statements or holdings statements will be compared against Clients’ transactions.  The CCO will also check such transactions against pre-clearances and other information to ensure such transactions are conducted in accordance with this Code.

6.	RECORDKEEPING

The CCO will keep, in an easily accessible place for at least five years: copies of this Code, confirmations, statements, names of Access Persons, lists of Personal Accounts, Initial and Annual Statements of Securities Holdings, Quarterly Statements of Securities Transactions (including Personal Account statements or transaction confirmations provided in lieu thereof), pre-clearances, records of violations, actions taken as a result of violations, acknowledgments and memoranda relating to the Code’s administration. Such records may be kept electronically and shall otherwise be maintained in accordance with Rules 204-2 under the Advisers Act and Rule 17j-1(f) under the 1940 Act.

7.	OVERSIGHT OF CODE OF ETHICS

A.	Acknowledgment.

Employees acknowledge receipt, understanding and compliance of this Code by signing their initial and quarterly holdings reports.

B.	Distribution.

The CCO distributes this Code to Employees and TWM personnel on an annual basis.  The CCO also distributes this Code to persons who become subject to the Code and also distributes any amendments.

C.	Review of Transactions.

An Employee's transactions in a Personal Account are regularly reviewed and compared to Client transactions.  Transactions in violation of this Code are promptly reported to TWM management.  Tiedemann Trust Company’s Chief Compliance Officer reviews the CCO’s transactions and preclearance requests.

D.	Sanctions.

Upon determining a violation has occurred, TWM’s management may impose such sanctions or remedial actions deemed appropriate or required by law.  Sanctions may include disgorgement of profits, suspension from employment or termination of employment.  Employees are reminded that TWM has reporting obligations to certain regulators and other governmental authorities and may, in some instances, be required to divulge a person’s misconduct and TWM’s subsequent responses.

E.	Third Party Reports

On an annual basis, the CCO shall prepare a written report describing any issues arising under this Code, including information about any material violations of the Code or its underlying procedures and any sanctions imposed due to such violations and submit the same to the Trust for Professional Manager's ("TPM") Chief Compliance Officer for review by the TPM Board of Trustees.

On an annual basis, the CCO shall certify to the TPM Board of Trustees that TWM has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code

F.	Authority to Lift Prohibitions or Exempt Transactions.

The CCO may exempt any person or transaction from any provision(s) of this Code if such exemption is not against a Client’s interests and is in accordance with applicable law.  The CCO prepares a written memorandum describing the circumstances and reasons for any exemption.

G.	Disclosure.

The CCO will deliver a copy of this Code to a Client or prospective Client on request.

H.	Suspected Violations.

Employees must report suspected Code violations to the CCO.

8.	CONFIDENTIALITY

All reports and other information filed pursuant to this Code are confidential as required by law.

Appendix A

TIEDEMANN WEALTH MANAGEMENT

INITIAL/ANNUAL HOLDINGS REPORT

This is:          ☐ an Initial or Annual Holdings Report
☐ a Quarterly Holdings Report
☐ a Preclearance Request (OVER)

INSTRUCTIONS:

1.
List all Reportable Securities in which you have any Beneficial Ownership.  You may attach statements/confirms in lieu of writing them below.  Also, list all Personal Accounts, reporting the name of the broker/bank holdong the account and the account number.  You may attach statements/confirms in lieu of writing them below. Use additional sheets if necessary.

2.	The information in a Holdings Report must be as of a date no more than 45 days prior to the date the report is submitted.

3.	You must sign the report even if your statements/confirmations go to the CCO or there are no changes since your last report.

Either:	☐	I did not open any Personal Accounts or effect any transactions in Reportable Securities during the period covered by this report.

Or:

Name of Security	Ticker Symbol or CUSIP Number	Number of Shares or Principal Amount	Type of Security	Name of Broker, Dealer, Bank or Other Party Holding Account Or Effecting Securities Transaction	Account Number

I certify receipt, understanding and compliance with the Code of Ethics.

Date:	Signature:	Name:

Appendix B
TIEDEMANN WEALTH MANAGEMENT

PRECLEARANCE REQUEST

This is a	☐	Reportable Securities Transaction
	☐	Transaction in a Private Investment Fund or
Limited Offering

Employee Name:

Date:

Name of Broker/Bank holding account:
Account Number (if any):
Security Name:  (include ticker/cusip as applicable)

Number of shares/units:

Current dollar value:  $

Transaction Type (describe: purchase or sale, put call, etc.)

The information herein is accurate and complete and my trading is not based on material nonpublic information.  I understand pre-clearance is in effect for only 24 hours from the time of the CCO's signature.

____________________________________________________
   Employee Signature

____________________________________________________                                _______________________
   Chief Compliance Officer  Signature                                                                                                           Date

Date:	Signature:	Name: